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                                                                     Exhibit 5.1
                                  July 2, 2001



Hampton Roads Bankshares, Inc.
201 Volvo Parkway
Chesapeake, Virginia 23320

     Re: The Bank of Hampton Roads Defined Contribution 401(k) Plan Non-Qualified Limited Stock Option Plan For Directors & Employees Directors Deferred Compensation Plan

Dear Sirs:

     In connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 3,250,000 shares of Common Stock, par value $0.625 per share, of Hampton Roads Bankshares, Inc. (the "Company"), which may be issued pursuant to the terms of the Company's Non-Qualified Limited Stock Option Plan For Directors & Employees and Directors Deferred Compensation Plan and pursuant to The Bank of Hampton Roads Defined Contribution 401(k) plan (collectively the "Plans"), we hereby advise you that it is our opinion that upon issuance pursuant to the terms of the Plans, the shares of Common Stock which may be issued pursuant thereto will be validly issued, fully paid and nonassessable.

     We hereby consent to use of this opinion as Exhibit 5 to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /s/ Kaufman & Canoles, P.C.
                              Kaufman & Canoles, P.C.